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                                                                     EXHIBIT 8.1


                                    [DRAFT]

                    [LETTERHEAD OF FREDRIKSON & BYRON, P.A.]



                              _____________, 1996



Health Risk Management, Inc.
8000 West 78th Street
Minneapolis, Minnesota 55439

Ladies and Gentlemen:

         We have acted as counsel to Health Risk Management, Inc. ("HRM"), a Minnesota corporation, in connection with (i) the proposed merger (the "Merger") of HRM into HealthPlan Services Alpha Corporation ("Subcorp"), a Delaware corporation, which is a wholly-owned subsidiary of HealthPlan Services Corporation, a Delaware corporation ("HPS"), and will be the surviving corporation in the Merger; and (ii) HPS's filing of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of shares of Common Stock of HPS (the "HPS Shares") to be issued pursuant to the Merger. You have requested our opinion with respect to certain United States federal income tax consequences of the Merger.

         In the course of our representation and for purposes of rendering this opinion, we have examined the following documents and have relied on the representations, warranties, and other information contained therein as true without our having performed an independent verification as to the accuracy of such representations and warranties:

         1. Plan and Agreement of Merger (the "Merger Agreement") dated September 12, 1996, among HPS, Subcorp, and HRM.

         2. The Registration Statement, filed with the Securities and Exchange Commission on November ___, 1996, which Registration Statement includes the Prospectus of HPS and the Proxy Statement of HRM.

         As to matters of fact material to this opinion, we have relied upon
(1) facts within our actual knowledge after an inquiry of the attorneys and paralegals of this firm who have provided legal services to HRM within the past 12 months; (2) facts represented to us in certificates of officers of HRM; and
(3) the recitals, agreements, representations, warranties, and other information contained in or made pursuant to the documents cited above. We have also relied upon corporate and other records provided to us by HRM and represented to us to be accurate and complete. We have assumed the due authorization by all requisite action of the execution and delivery by such parties of such documents and the validity and binding
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effect thereof on such parties.  We have made no other inquiry or investigation as to factual matters.

 A summary of the facts known to us relating to the Merger is set forth below:

         (i) Pursuant to the Merger Agreement and Delaware and Minnesota law, in the Merger, HRM will be merged with and into Subcorp, which will succeed, insofar as permitted by law, to the rights, assets, liabilities and obligations of HRM.

         (ii) Pursuant to the Merger Agreement and Delaware and Minnesota law, in the Merger, the shareholders of HRM will receive, in exchange for each of their shares of stock of HRM ("HRM Shares"), an amount of cash equal to the Per Share Cash Consideration plus a number of HPS Shares equal to the Per Share Stock Consideration, as such terms are defined and described in greater detail in the Merger Agreement. No other consideration will be received for their HRM Shares, except that cash will be paid to HRM shareholders in lieu of any fractional HPS Shares that they would otherwise receive in the Merger. No fractional HPS Shares will be issued in the Merger.

         (iii) Pursuant to the Merger Agreement and Minnesota law, shareholders of HRM who dissent from the Merger will have such dissenters' appraisal rights as are provided under Minnesota law.

         The following representations have been made in connection with the proposed Merger, upon which we have relied in rendering this opinion:

         (a) The fair market value of the HPS Shares and other consideration received by each HRM shareholder in the Merger will be approximately equal to the fair market value of the HRM Shares surrendered in the Merger.

         (b) There is no plan or intention by the shareholders of HRM who own five percent or more of the HRM Shares and, to the best knowledge of the management of HRM, there is no plan or intention on the part of the remaining shareholders of HRM to sell, exchange or otherwise dispose of a number of HPS Shares received in the Merger that would reduce the HRM shareholders' ownership of HPS Shares to a number of shares having a value, as of the date of the Merger, of less than 40 percent of the value of all of the formerly outstanding HRM Shares as of the same date. For purposes hereof, HRM Shares exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional HPS Shares will be treated as outstanding HRM Shares on the date of the Merger.
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Moreover, HRM Shares and HPS Shares held by HRM shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this statement.

         (c) Pursuant to the Merger, Subcorp will acquire at least 90 percent of the fair market value of HRM's net assets and 70 percent of the fair market value of HRM's gross assets held immediately prior to the Merger. For purposes hereof, amounts paid by HRM to dissenters, amounts paid by HRM to shareholders who receive cash or other property, HRM assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by HRM immediately preceding the Merger will be included as assets of HRM held immediately prior to the Merger.

         (d) Prior to the merger of HRM into Subcorp (the "Merger"), HPS will be in "control" of Subcorp within the meaning of section 368(c) of the Internal Revenue Code of 1986, as amended to date (the "Code").

         (e) Following the Merger, Subcorp (i) will not issue additional shares of stock that would result in HPS losing "control" of Subcorp within the meaning of section 368(c) of the Code; and (ii) will continue the historic business of HRM or use a significant portion of HRM's business assets in a business.

         (f) HPS has no plan or intention to: (i) reacquire any of its stock issued in the Merger; (ii) liquidate HRM; (iii) merge Subcorp with and into another corporation; (iv) sell or otherwise dispose of the stock of Subcorp; or (v) cause Subcorp to sell or otherwise dispose of any of the assets of HRM acquired in the Merger, except for dispositions in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

         (g) The liabilities of HRM assumed by Subcorp, if any, and the liabilities to which the transferred assets of HRM are subject, if any, were incurred by HRM in the ordinary course of its business.

         (h) Except as may be specifically provided for in the Merger Agreement, each of the parties to the Merger will pay their respective expenses, if any, incurred in connection with the Merger. HPS will pay or assume only those expenses of HRM that are solely and directly related to the Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.
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         (i)     There is no intercorporate indebtedness existing between HPS and HRM or between Subcorp and HRM that was issued, acquired or will be settled at a discount.

         (j) No two parties to the Merger are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

         (k) HRM is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

         (l) The fair market value of the assets of HRM transferred to Subcorp in the Merger will equal or exceed the sum of the liabilities assumed by Subcorp, plus the amount of liabilities, if any, to which the transferred assets are subject.

         (m)     No stock of Subcorp will be issued in the Merger.

         (n) The payment of cash to holders of HRM Shares in lieu of the issuance of fractional HPS Shares in the Merger is solely for the purpose of avoiding the expense and inconvenience to HPS of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the HRM shareholders instead of issuing fractional HPS Shares will not exceed one percent of the total consideration that will be paid in the Merger to the HRM shareholders in exchange for their HRM Shares. The fractional share interests of each HRM shareholder will be aggregated, and no HRM shareholder will receive cash in an amount equal to or greater than the value of one full HPS Share.

         (o) None of the compensation received by any shareholder-employees of HRM will be separate consideration for, or allocable to, any of their HRM Shares; none of the HPS Shares received by any shareholder-employees of HRM will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of HRM on or before the date of the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         We expressly assume, in giving this opinion, that the value of the HPS Shares being issued to the HRM shareholders pursuant to the Merger will be, at the time of the Merger, at least equal to 40 percent of the aggregate value of the cash being paid and the HPS Shares being issued to the HRM shareholders.
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         Based solely on the factual information described above and our analysis and examination of applicable federal income tax laws, rulings, regulations and judicial precedents, and assuming further that the Merger is carried out in the manner set forth in the Merger Agreement and as described above, we are of the opinion as of this date that, for federal income tax purposes:

         1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         2. HPS, Subcorp and HRM will each be a party to the reorganization within the meaning of section 368(b) of the Code.

         3. No income, gain or loss will be recognized for federal income tax purposes by either HRM or HPS as a result of the consummation of the Merger.

         4. No income, gain or loss will be recognized for federal income tax purposes by shareholders of HRM upon the exchange in the Merger of HRM Shares solely for HPS Shares. Assuming that the HRM Shares are held as a capital asset, each HRM shareholder will be required to recognize, upon receipt of HPS Shares and cash in exchange for such shareholder's HRM Shares, any capital gain (but not loss) that such shareholder realizes in the transaction, but only up to the amount of the cash received by such shareholder.

         No opinion is expressed concerning the tax treatment of the Merger under other provisions of the Code and the regulations thereunder or concerning the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not specifically covered by the above opinion.

         An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion and, unlike private letter rulings issued by the Internal Revenue Service, is not binding upon the Internal Revenue Service and has no official status of any kind. We can give no assurance that the Internal Revenue Service will not challenge the opinions expressed herein or that, in the event the Internal Revenue Service challenges the opinion expressed herein, it will not ultimately prevail.

         Our opinion has been requested by HRM and is being rendered to HRM pursuant to sections 5.2.10 and 5.3.4 of the Merger Agreement. No other individual or entity, whether or not a party to the Merger, may rely upon this opinion without the express prior written consent of the undersigned. Our opinion is limited to the matters discussed herein, and it
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does not cover other federal income tax consequences of the Merger.  Our opinion does not deal with the specific circumstances of any particular shareholder of HRM, nor does it cover the application of state, local, foreign or other tax laws. You are advised that applicable statutes of some states differ in some respects from their counterparts in the Code. Further, our opinion is based upon existing laws, regulations, administrative authorities, and judicial decisions, any or all of which could change at any time with retroactive effect.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its use as part of the Registration Statement and to the reference to our firm under the captions "Certain Federal Income Tax Consequences" and "Legal Matters" included in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                        Very truly yours,

                                        FREDRIKSON & BYRON, P.A.



                                        By
                                          --------------------------------------
                                           Its Vice President